Exhibit 10.41

August 22, 2003

Steve Pedroff

806 Creekside Place

Solvang, CA 93463

Dear Steve:

On behalf of RITA Medical Systems, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Marketing Communications. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.    Position.

a.    You will become the Vice President, Marketing Communications, working out of the Company’s office in Mountain View, California. You will report to the Company’s Chief Executive Officer.

b.    You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.    Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on September 2, 2003.

3.    Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.    Compensation.

a.    Base Salary.    You will be paid a monthly salary of $12,500.00 which is equivalent to $150,000.00 on an annualized basis. Your salary will be payable in two equal payments on the 15th and the last day of the month.

b.    Bonus.    You will be eligible to participate in the Company management cash bonus program at the Vice President level.

c.    Annual Review.    Your base salary will be reviewed as part of the Company’s normal annual salary review process.

5.    Stock Options.

a.    Initial Grant.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors, or a Committee of the Board of Directors, grant you an option (the “Option”) to purchase 100,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/8 of the total after the first six months of employment and then 1/48 of the total per month, such that the options will become fully vested at the end of four years. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Stock Plan and the Stock Option Agreement between you and the Company. The Option is subject to the approval of the Company’s Board of Directors or designated Committee of the Board.

b.    Bonus.    You will be eligible to participate in the Company management stock bonus program at the Vice President level.

c.    Subsequent Option Grants.    Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6.    Benefits.

a.    Insurance Benefits.    The Company will make available to you medical, dental, vision, life and long-term disability insurance benefits.

b.    Vacation.    You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: five hours accrue per pay period from your date of hire. With the exception of the days during the month of May that you will be taking as a previously planned vacation without pay, during the first six months following your date of hire, no vacation may be taken unless a special exception has been granted.

c.    401K Retirement Plan.    You will be eligible to participate in the Company’s employee-contribution 401K Retirement Plan beginning on the first January 1, April 1, July 1, or October 1 following one month of employment.

d.    Employee Stock Purchase Plan.    You will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on the first February 1 or August 1 following commencement of your employment.

e.    Relocation Expenses.    The Company (A) will reimburse you for, or pay directly, your expenses incurred in relocating from Solvang, CA to the San Francisco Bay Area, which reimbursement shall not exceed $20,000 without the prior approval of the Company’s Compensation Committee of the Board of Directors, and (B) will pay to you a full gross-up on any taxes that you are required to pay on such reimbursement of relocation expenses (the “Relocation Package”). You shall be entitled to use the Relocation Package to pay for any rent, moving or home purchase expenses incurred during the first 90 days of your employment with the Company as a result of your personal relocation and/or your family’s relocation to the San Francisco Bay Area. Payment of any amount of the Relocation Package is contingent upon your submission of original receipts to the Company. Any amounts of the Relocation Package owed to you will be paid within 30 days after the Company’s receipt of your substantiated reimbursement request.

7.    Severance Benefits.    In the event that the Company or its successor in interest terminates your employment without Cause (as defined below), then you will be entitled to receive continuation of your then-current monthly base salary for six (6) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment, which for purposes of this Offer Letter shall be defined as at least thirty-five (35) hours per week of compensated labor, including consulting and other work. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) six (6) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer. Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth herein or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement (as defined below)) and (ii) a resignation from all of your positions with the Company.

For purposes of this Offer Letter, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9.    No Conflicting Obligations.    You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10.    General Obligations.    As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

11.    Confidentiality of Terms.    You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

12.    At-Will Employment.    Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless signed by you by August 27, 2003.

Very truly yours, RITA MEDICAL SYSTEMS, INC.

By:	/S/ JOSEPH DEVIVO
Joseph DeVivo President and Chief Executive Officer

STEPHEN PEDROFF

/S/ STEPHEN PEDROFF

Signature

8/25/03

Date

Enclosure: Confidential Information and Invention Assignment Agreement